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                                                                    EXHIBIT 99.1




Contact: Kathy Galante                             Burns McClellan
         Corporate Communications                  Ethan Denkensohn (investors)
         (516) 222-0023                            Kathy Jones, Ph.D. (media)
         kgalante@osip.com                         (212) 213-0006


         OSI PHARMACEUTICALS GAINS FULL DEVELOPMENT AND MARKETING RIGHTS
             FOR PFIZER'S ANTI-CANCER COMPOUND, CP-358,774 (OSI-774)

        FTC CONSENT DECREE REQUIRES PFIZER TO DIVEST CP-358,774 (OSI-774)
                          IN MERGER WITH WARNER-LAMBERT


UNIONDALE, NEW YORK - JUNE 19, 2000 -- OSI Pharmaceuticals, Inc. (Nasdaq: OSIP) announced today that Pfizer Inc. (NYSE: PFE), in order to meet Federal Trade Commission requirements for its merger with Warner-Lambert Company (NYSE: WLA), is granting all development and marketing rights to OSI Pharmaceuticals for CP-358,774 (OSI-774). The compound is the most advanced clinical development candidate arising from the OSI/Pfizer alliance and is currently in Phase II trials. Warner-Lambert is also developing an EGFR inhibitor. CP-358,774 (OSI-774) is a potent, selective and orally active inhibitor of the EGFR oncogene. EGFR inhibitors are considered amongst the most promising new cancer treatments under development.

Pfizer stated, "that it is taking this action today to meet the requirements of the FTC resulting from its review of the Pfizer acquisition of Warner-Lambert. By returning our rights in CP-358,774 to OSI Pharmaceuticals through the collaborative agreement between the two companies, we can most expeditiously meet the FTC requirements while minimizing any delay in the development of this anti-cancer agent."

"This agreement represents a tremendous opportunity for OSI Pharmaceuticals to accelerate our previously stated plans to develop our own products," stated Colin Goddard, Ph.D., President and Chief Executive Officer of OSI Pharmaceuticals. "We believe CP-358,774 (OSI-774) to be an outstanding competitor in what is increasingly recognized as one of the most exciting areas of cancer drug development today. Based on our solid financial status and the encouraging clinical trial data for this compound, we are in a very strong position to accelerate development of this promising product to the benefit of both our shareholders and the cancer community."




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OSI Pharmaceuticals, Inc. - Page 2

Under terms of the agreement with Pfizer, OSI Pharmaceuticals will receive a royalty-free license to all rights for the further development and commercialization of CP-358,774 (OSI-774). In order to minimize any development delays and ensure a smooth transition Pfizer continues to coordinate the ongoing Phase II trials in ovarian, head and neck and non-small cell lung cancer through a transition period of up to 6 months. Pfizer will also provide OSI Pharmaceuticals with its inventories of finished product, bulk drug and production intermediates. Sufficient inventories are available to complete an extensive clinical development program.

In connection with today's announcement, OSI also disclosed information updating investors on the progress of the ongoing trials. Enrollment has been completed for a 30 patient single agent open label salvage study in ovarian cancer and approximately 45 patients in non-small cell lung cancer and is ongoing for a similar study involving 100 patients in head and neck cancer. Patients in these studies have advanced cancer and have failed standard treatment regimens. "Data continue to indicate that this drug is well tolerated and have shown encouraging indications of activity, including clinical responses, consistent with our expectations based upon the experience of competitor compounds," stated Arthur Bruskin, Ph.D., Executive Vice President, Pharmaceutical Operations of OSI Pharmaceuticals.

Phase I studies had previously revealed a reversible rash and mild to moderate diarrhea, treated effectively with Loperamide (Imodium(R)), as side effects from daily dosing of CP-358,774 (OSI-774) on 150mg. A sub-set of patients in both Phase I and II studies have now received daily doses of CP-358,774 (OSI-774) for extended periods (from 6 months to over a year) and over 100 patients have now received the drug with well managed side effects. Daniel Von Hoff, M.D., Director, Arizona Cancer Center and Eric K. Rowinsky, M.D., Director of Clinical Research, Institute for Drug Development, Cancer Therapy and Research Center, San Antonio, Texas, were the principal investigators on the daily dosing Phase I study. Dr. Von Hoff noted that, "Compounds like CP-358,774 (OSI-774) are of great interest because they hit a specific target (EGFR) that is important in many cancer patients. In our Phase I study we identified a dose and schedule that proved to be well tolerated." Dr. Rowinsky added, "Even in this earliest study we were able to discern objective activity with this agent." Study investigators will present data from the Phase II clinical trials at the upcoming European Organization for the Research and Treatment of Cancer (EORTC) symposium on new drugs in cancer therapy in Amsterdam in November.

OSI Pharmaceuticals will assume planning and management of further clinical studies immediately, including pivotal studies designed to test the activity of OSI-774 in combination with existing standard of care therapy. OSI Pharmaceuticals has appointed Paul I. Nadler, M.D., of Nadler Pharma Associates, LLC, as Acting Vice President of Medical Affairs on an interim basis to coordinate the first phase of this program and establish working partnerships with appropriate Clinical Research Organizations (CROs).

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OSI Pharmaceuticals, Inc. - Page 3

Dr. Nadler's medical training is in oncology and clinical immunology and he has over 23 years of clinical trial experience. He has served as a clinical consultant to OSI Pharmaceuticals since September 1999.

The Company also communicated its intent to retain full ownership of OSI-774 through advanced clinical development prior to seeking a marketing partnership with a major pharmaceutical industry ally. "We believe that this strategy provides the best vehicle for maximizing both the speed with which we can bring this product to cancer patients and the value of this asset to our shareholders. At the same time it recognizes the need for a strong marketing presence in order to effectively compete in this emerging market," stated Geoff Cooper, Ph.D., Vice President, Business Development of OSI Pharmaceuticals.

OSI anticipates a net investment of approximately $25MM in this program over the next several years. The Company recently concluded a private placement, raising $56.5MM, and currently has over $83MM in cash. Dr. Goddard added, "We are fortunate to be in the position to make this investment without negatively impacting our other programs and we believe this deal greatly strengthens the Company. OSI is now in the position of owning a strong clinical candidate in an exciting anti-cancer area, backed by the resources to develop it and an outstanding pipeline of collaborative and proprietary drug candidates."

OSI Pharmaceuticals is a leading drug discovery company with a substantial pipeline of product opportunities for commercialization with the pharmaceutical industry. OSI's research programs are focused in the areas of cancer therapeutics, cosmeceuticals, diabetes, and GPCR-directed drug discovery. OSI utilizes a comprehensive drug discovery and development capability to facilitate the rapid and cost-effective discovery and development of novel, small molecule compounds in more than 40 research and development programs. OSI is involved in long-term research alliances with Pfizer, Tanabe, Novartis, Aventis, Sankyo, and Solvay.

This news release contains forward-looking statements. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. Factors that might cause such a difference include, among others, uncertainties related to the identification of lead compounds, the successful pre-clinical development thereof, the completion of clinical trials, the FDA review process and other governmental regulation, pharmaceutical collaborators' competition from other pharmaceutical companies, product pricing and third party reimbursement, and other factors described in OSI Pharmaceuticals' filings with the Securities and Exchange Commission.

ADDITIONAL INFORMATION ON OSI PHARMACEUTICALS IS AVAILABLE ON THE WORLD WIDE WEB
                            AT: HTTP://WWW.OSIP.COM

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